Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2014

Net earnings per diluted share were $1.02 for the fourth quarter and $3.83 for fiscal year 2014; revenues were $812 million for the fourth quarter and $3 billion for the fiscal year; backlog rises 10 percent to $3.2 billion

PALO ALTO, Calif., Oct. 22, 2014 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $1.02 per diluted share in the fourth quarter of fiscal year 2014 and $3.83 for the full fiscal year 2014, which included about $33 million in charges for a patent litigation settlement and an impairment of a portion of the company’s investment in Augmenix earlier in the fiscal year. A delay in an order for an installation at the Maryland Proton Therapy Center and a sharp increase in the tax rate negatively impacted earnings in the quarter.

Varian’s company-wide revenues totaled $812 million for the fourth quarter of fiscal year 2014, up 5 percent from the year-ago quarter. Revenues for fiscal year 2014 were $3 billion, up 4 percent from the previous fiscal year. With strong gross orders in both of its major business segments, the company ended fiscal year 2014 with a $3.2 billion backlog, up 10 percent from the end of fiscal year 2013.

“The company’s major businesses generated strong quarter-over-quarter order growth following a year of investment in expanding global infrastructure and R&D,” said Dow R. Wilson, president and CEO of Varian Medical Systems. “Revenues grew as expected in our Oncology Systems business while soft X-ray tube sales led to slower growth in our Imaging Components business.

“Customer financing of the Maryland proton project was not sufficiently completed to enable Varian to book revenues for the project, which would have increased net earnings for the quarter by about $0.17 per diluted share,” Wilson added. “Net earnings were negatively impacted by about $0.09 per diluted share as the result of a sharp increase in the tax rate for the quarter. Gross margins declined in the quarter in our particle therapy and oncology businesses.”

Oncology Systems

Oncology Systems’ fourth quarter revenues totaled $622 million, up 6 percent from the year-ago period, and fiscal year 2014 revenues were $2.3 billion, up 4 percent from fiscal year 2013.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2014	Page 2

Compared to the fourth quarter of fiscal year 2013, Oncology Systems’ fourth quarter gross orders rose 9 percent to $918 million. Oncology Systems’ fiscal year 2014 gross orders rose 5 percent from the previous fiscal year to $2.7 billion.

Compared to the year-ago period, Oncology Systems’ fourth quarter gross orders rose 11 percent in North America and grew 7 percent in the international region with gains in Latin America and EMEA offsetting softness in Asia. Compared to the prior fiscal year, Oncology’s annual gross orders grew 7 percent in North America and 4 percent in the international region.

“Oncology had strong orders in the fourth quarter with significant wins in North America as well as in Western Europe,” said Wilson. “Orders in emerging markets rose by more than 20 percent, with strength in Africa, India, and Latin America. Bookings for the quarter included orders from the Brazil tender that Varian won last fiscal year. Even without the Brazil tender orders, Latin American gross orders grew in low double digits. Service, software and radiosurgery products also contributed to Oncology’s strong orders in the quarter.”

Imaging Components

Fourth quarter revenues for the Imaging Components business were $168 million, equal to the year-ago quarter, and revenues for fiscal year 2014 were $660 million, up 3 percent from the prior fiscal year. Compared to the corresponding periods in fiscal year 2013, Imaging Components’ fourth quarter gross orders rose 16 percent to $234 million, and fiscal year gross orders rose 8 percent to $723 million.

“Our Imaging Components business recorded a more than $40 million order for security and inspection products that we expect to deliver over the next two years,” said Wilson. “Flat panel orders were down for the quarter versus a strong year-ago comparison, but up in low double digits for the year. X-ray tube orders were up for the quarter but down for the year.”

Other

The company’s Other category, which is comprised of the Varian Particle Therapy business and the Ginzton Technology Center, recorded fourth quarter revenues of $22 million, up 30 percent from the year-ago quarter. Revenues for fiscal year 2014 were $45 million, down 6 percent from fiscal year 2013. Gross orders in the Other category were $3 million for the fourth quarter and $120 million for the full fiscal year 2014 up substantially from fiscal 2013 when no proton orders were booked.

The company finished the fiscal year with $849 million in cash and cash equivalents and $438 million of debt. Cash flow from operations was about $200 million for the quarter and about $456 million for the fiscal year. During the fourth quarter, the company spent $210 million to repurchase 2.5 million shares of common stock.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2014	Page 3

Outlook

“Fiscal 2014 was a year of investment aimed to stimulate long-term top line growth for the company and we have made good progress,” said Wilson. “We’re focusing now on restoring our more normal operating expense levels to maintain margins and improve earnings growth. In the first quarter of fiscal 2015, we expect to take a restructuring charge of an estimated $13 million or $0.09 per diluted share to realign and reduce our staff levels through programs including an enhanced retirement plan.

“For fiscal year 2015, we expect revenues for our Oncology Systems and Imaging Components businesses as well as proton orders currently in backlog to grow in the range of 5 to 6 percent. Including the $0.09 per diluted share restructuring charge, earnings for the company should be in the range of $4.16 and $4.26 per diluted share. Our guidance excludes contracted proton projects that are not yet financed or booked into backlog. If these projects are booked during the year, the potential upside in revenues and profits could be significant.

“For the first quarter of fiscal year 2015, we expect combined revenues from our Oncology Systems and Imaging Components businesses as well as proton orders currently in backlog to grow by 0 to 2 percent. Earnings per diluted share for the total company, including the expected $0.09 per diluted share restructuring charge, should be in the range of $0.76 to $0.80.”

Investor Conference Call

Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2014 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13591876. The telephone replay will be available through 5 p.m. PT, Friday, Oct. 24, 2014.

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Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging. The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing. Varian Medical Systems employs approximately 6,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2014	Page 4

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as our Edge™ radiosurgery system, TrueBeam™ and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “could,” “believe,” “expect,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; the company’s assessment of the goodwill associated with its particle therapy business; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2014	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4QTR 2014	Q4 QTR 2013 (1)	Q4 YTD 2014	Q4 YTD 2013 (1)
Gross orders	$1,154.0	1,042.3	3,527.3	3,224.8
Oncology Systems	917.7	841.2	2,684.4	2,554.1
Imaging Components	233.8	201.3	722.5	668.2
Other	2.5	(0.2)	120.4	2.5

Net orders	1,112.9	886.0	3,351.0	2,967.5
Oncology Systems	880.4	685.0	2,520.8	2,299.0
Imaging Components	230.0	201.2	710.7	665.9
Other	2.5	(0.2)	119.5	2.6
Order Backlog	3,170.2	2,869.0	3,170.2	2,869.0
Revenues	812.1	769.9	3,049.8	2,942.9
Oncology Systems	621.5	585.3	2,344.2	2,252.7
Imaging Components	168.2	167.3	660.2	641.9
Other	22.4	17.3	45.4	48.3
Cost of revenues	472.0	441.4	1,748.1	1,693.2
Gross margin	340.1	328.5	1,301.7	1,249.7
As a percent of revenues	41.9%	42.7%	42.7%	42.5%
Operating expenses
Research and development	59.1	56.8	234.8	208.2
Selling, general and administrative	121.8	110.7	470.6	432.6
Litigation Settlement	-	-	25.1	-
Operating earnings	159.2	161.0	571.2	608.9
As a percent of revenues	19.6%	20.9%	18.7%	20.7%
Interest income, net	1.0	0.8	3.3	3.2
Earnings before taxes	160.2	161.8	574.5	612.1
Taxes on earnings	54.3	44.5	170.8	173.9
Net earnings	$105.9	117.3	403.7	438.2
As a percent of revenues	13.0%	15.2%	13.2%	14.9%

Net earnings per share – basic	$1.04	1.09	3.88	4.04

Net earnings per share – diluted	1.02	1.08	3.83	3.98
Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	102.2	107.2	104.0	108.4
Average shares outstanding - diluted	103.5	108.8	105.3	110.1

(1)	Prior period numbers have been recast to conform to the segment reporting change.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2014	Page 6

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 26, 2014 (Unaudited)	September 27, 2013 (1)
Assets
Current assets
Cash and cash equivalents	$849,275	$1,117,861
Short-term investment	66,176	62,700
Accounts receivable, net	731,929	698,254
Inventories	572,261	535,223
Deferred tax assets and other	274,524	290,745
Total current assets	2,494,165	2,704,783

Property, plant and equipment	775,972	715,991
Accumulated depreciation and amortization	(437,973)	(400,660)
Property, plant and equipment, net	337,999	315,331

Goodwill	240,626	225,335
Other assets	284,500	223,025
Total assets	$3,357,290	$3,468,474

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$187,377	$194,272
Accrued expenses	324,409	320,884
Deferred revenues	421,845	389,479
Advance payments from customers	170,724	160,644
Product warranty	47,299	39,050
Current maturities of long-term debt	50,000	56,250
Total current liabilities	1,201,654	1,160,579
Other long-term liabilities	151,716	144,048
Long-term debt	387,500	450,000
Total liabilities	1,740,870	1,754,627

Stockholders’ Equity
Common stock	100,942	106,491
Capital in excess of par value	642,848	637,084
Retained earnings and accumulated other comprehensive loss	872,630	970,272
Total stockholders’ equity	1,616,420	1,713,847
Total liabilities and stockholders’ equity	$3,357,290	$3,468,474

(1)	The condensed consolidated balance sheet as of September 27, 2013 was derived from audited financial statements as of that date.